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                                                                    EXHIBIT 2.7

                  FORM OF DIRECTOR INDEMNIFICATION AGREEMENT


     This Indemnification Agreement (the "Agreement") is made as of the 7th day of August, 1995, by and between PSICOR, Inc., a Pennsylvania Corporation (the "Company"), and ________________ (the "Director").

     A. It is essential to the Company to retain and attract as directors the most capable persons available.

     B. The substantial increase in corporate litigation subjects directors to expensive litigation risks and it is therefore reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify directors to the fullest extent permitted by the Pennsylvania Business Corporation Law so that capable persons will serve or continue to serve the Company.

     C. The Director is willing to serve, continue to serve and to take on additional service for or on behalf of the Company on the condition that the Director be so indemnified.

     NOW, THEREFORE, in consideration of the covenants contained herein and of the Director's continuing service to the Company, the Company and the Director do hereby agree as follows:

     l. DEFINITIONS. The following terms as used in this Agreement shall have the following respective meanings:

     "Expenses" means all expenses, liabilities and losses, including attorneys' fees, judgments, fines, and amounts paid or to be paid in settlement of a Proceeding.

     "Proceeding" means any threatened, pending or completed action, suit or proceeding (or part thereof), whether civil, criminal, administrative or investigative.

     2. SERVICES BY DIRECTOR. The Director agrees to serve as a director of the Company for so long as the Director is duly elected or appointed or until the tender of the Director's written resignation.

     3. INDEMNIFICATION. Subject to the terms and conditions of this Agreement, the Company shall indemnify and hold harmless the Director to the fullest extent authorized by the Pennsylvania Business Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such change), against all Expenses reasonably incurred or suffered by the Director in connection with any Proceeding in which the Director is or was a party to or witness or other participant in, or is threatened to be made a party to or

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witness or other participate in, or is involved by reason of the fact that the Director is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, partner, trustee, administrator, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of the Proceeding is alleged action in an official capacity as a director, officer, partner, trustee, administrator, employee or agent or in any other capacity while serving as a director, officer, partner, trustee, administrator, employee or agent; PROVIDED, HOWEVER, that, except as provided in Section 5 hereof with respect to Proceedings to enforce rights to indemnification, the Company shall indemnify the Director seeking indemnification in connection with a Proceeding (or part thereof) initiated by the Director only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company.

     4. EXPENSES. The right to indemnification conferred under Section 3 hereof shall include the right to be paid by the Company Expenses incurred in defending any such Proceeding in advance of its final disposition; PROVIDED, HOWEVER, that the payment of such Expenses incurred by the Director in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of an undertaking, by or on behalf of the Director, to repay all advances if it shall ultimately be determined that the Director is not entitled to be indemnified by the Company.

     5. RIGHT OF THE DIRECTOR TO BRING SUIT. (a) If a claim under Section 3 hereof is not paid in full by the Company within thirty (30) days after notice to the Company as provided in Section 10 hereof, the Director may at any time thereafter bring suit against the Company in any court of competent jurisdiction to recover the unpaid amount of the claim and, if successful in whole or in part, the Director shall be entitled to be paid also the expense of prosecuting such claim.

     (b) It shall be a defense to any such action seeking indemnification under Section 3 hereof (other than an action brought to enforce a claim for Expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking has been tendered to the Company in accordance with Section 4 hereof) that the Director has not met the applicable standard of conduct set forth in the Pennsylvania Business Corporation Law. Further, in any action brought by the Company to recover advances, the Company shall be entitled to recover such advances, if the Director has not met the applicable standard of conduct set forth in the Pennsylvania Business Corporation Law. Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the Director is proper in the circumstances because the Director has met the applicable standard of conduct set forth in the Pennsylvania Business Corporation Law, nor an actual

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determination by the Company (including its Board of Directors, independent legal counsel, or its shareholders) that the Director has not met such applicable standard of conduct, shall be a defense to an action brought by the Director or create a presumption that the Director has not met the applicable standard of conduct. In any action brought by the Director to enforce a right hereunder, or by the Company to recover payments by the Company of advances, the burden of proof shall be on the Company.

     6. ASSUMPTION OF CLAIM. The Company shall be entitled, but not obligated, to assume the defense of any Proceeding with respect to which indemnification is sought, with counsel satisfactory to the Director, upon the delivery to the Director of written notice of the Company's election to do so. After delivery of such notice, the Company will not be liable to the Director under this Agreement for any expenses (including legal expenses) subsequently incurred by the Director in defending such Proceeding; PROVIDED HOWEVER, that the Director shall have the right to employ his or her own counsel in any Proceeding but the fees and expenses of such counsel incurred after delivery of notice from the Company of its assumption of such defense shall be at the Director's expense; and PROVIDED, FURTHER that if (i) the employment of such counsel by the Director has been previously authorized by the Company, (ii) the Director shall have reasonably concluded that there may be a conflict of interest between the Company and the Director in the conduct of any such defense or (iii) the Company shall not, in fact, have employed counsel to assume the defense of such action, the fees and expenses of such counsel shall be at the expense of the Company.

     7. ESTABLISHMENT OF TRUST. In the event of a Potential Change in Control of the Company, as defined below, the Company shall, upon written request by the Director, create a trust for the benefit of the Director and from time to time upon written request of the Director shall fund such trust in an amount sufficient to satisfy any and all Expenses that may properly be subject to indemnification under Section 3 above anticipated at the time of each such request. The amount or amounts to be deposited in the trust pursuant to this funding obligation shall be determined by a majority vote of a quorum consisting of directors who are not parties to such Proceeding, if any, the executive committee of the Board of Directors or the President of the Company. If all such individuals are parties to the Proceeding, if any, the amount or amounts to be deposited in the trust shall be determined by independent legal counsel. The terms of the trust shall provide that upon a Change in Control, as defined below, (i) the trust shall not be revoked or the principal thereof invaded, without the written consent of the Director;
(ii) the trustee shall advance, within two (2) business days of a request by the Director, any amount properly payable to the Director under Section 3 of this Agreement; (iii) the trust shall continue to be funded by the Company in accordance with the funding obligation set forth above; (iv) the trustee shall promptly pay to the Director all amounts for which the Director shall be entitled to indemnification pursuant to

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this Agreement or otherwise; and (v) all unexpended funds in such trust shall revert to the Company upon a final determination by a court of competent jurisdiction that the Director has been fully indemnified under the terms of this Agreement or as set forth below. The trustee shall be chosen by the Director and shall be a national or state chartered commercial bank. Nothing in this Section shall relieve the Company of any of its obligations under this Agreement. At the time of each draw from the trust fund, the Director shall provide the trustee with a written request providing that the Director undertakes to repay such amount to the extent that it is ultimately determined that the Director is not entitled to such indemnification. Any funds, including interest or investment earnings thereon, remaining in the trust fund shall revert and be paid to the Company if (i) a Change in Control has not occurred and (ii) the Board of Directors, the executive committee of the Board of Directors or the President of the Company determines that the circumstances giving rise to that particular funding of the trust no longer exists.

     For purposes of this Section and Section 9 hereof, a "Change in Control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14a promulgated under the Securities Exchange Act of 1934, as amended, provided that, without limitation, such a change in control shall be deemed to have occurred if (i) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (ii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company's assets.

     For purposes of this Section, a "Potential Change in Control" shall be deemed to have occurred if (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;
(ii) any person (including the Company) publicly announces an intention to take or to consider taking actions which once consummated would constitute a Change in Control; or (iii) the Board of Directors adopts a resolution to the

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effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

     8. NON-EXCLUSIVITY OF RIGHTS. The rights provided hereunder shall not be deemed exclusive of any other rights which the Director may be entitled under any statute, agreement, provision of the Restatement of Articles of Incorporation or Bylaws of the Company, vote of shareholders or disinterested directors of the Company, or otherwise, and such rights shall continue after the Director ceases to serve the Company as a director.

     9. SETTLEMENT. Unless and until a Change in Control has occurred, the Company shall have no obligation to indemnify the Director under this
Agreement for any amounts paid in settlement of any Proceeding effected without the Company's prior written consent. The Company shall not settle any claim in any manner which would impose any obligation on the Director without the Director's written consent. Neither the Company nor the Director shall unreasonably withhold their consent to any proposed settlement.

     10. NOTICE OF CLAIM. The Director, as a condition precedent to his right to be indemnified under this Agreement, shall give to the Company notice in writing as soon as practicable of any claim made against him for which indemnity will or could be sought under this Agreement. Notice to the Company shall be directed to PSICOR, Inc., 16818 Via del Campo Court, San Diego, California 92127, Attention: President (or such other address as the Company shall designate in writing to the Director). Notice shall be deemed received if sent by prepaid mail properly addressed, the date of such notice being the date postmarked. In addition, the Director shall give the Company such information and cooperation as it may reasonably request.

     11. SEVERABILITY. In the event that any provision of this Agreement is determined by a court to require the Company to do or to fail to do an act which is in violation of applicable law, such provision shall be limited or modified in its application to the minimum extent necessary to avoid a violation of law, and, as so limited or modified, such provision and the balance of this Agreement shall be enforceable in accordance with their terms.

     12. CHOICE OF LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

     13. SUCCESSORS AND ASSIGNS. This Agreement shall be (i) binding upon all successors and assigns of the Company (including any transferee of all or substantially all of its assets and any successor by merger or otherwise by operation of law) and (ii) shall be binding on and inure to the benefit of the heirs, personal representatives, executors and administrators of the Director.

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     14.  AMENDMENT.  No amendment, modification, termination or cancellation of this Agreement shall be effective unless made in writing and signed by each of the parties hereto.

     IN WITNESS WHEREOF, the Company and the Director have executed this Agreement as of the day and year first above written.

                                       PSICOR, INC.


                                       By: ___________________________________
                                       Its:___________________________________


                                       DIRECTOR

                                       _______________________________________

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           FORM OF AMENDMENT TO DIRECTOR INDEMNIFICATION AGREEMENT

     This Amendment to Director Indemnification Agreement ("Amendment") is made this 21st day of November, 1995 by and between Psicor, Inc. (the "Company") and _______________ (the "Director").

     A.   The Company and the Director entered into a Director
Indemnification Agreement dated as of August 7, 1995 (the "Agreement"); and

     B. Since entering into the Agreement, the parties have agreed to certain changes to the Agreement set forth herein.

     NOW, THEREFORE, the Company and the Director, in consideration of the premises, agreements and covenants contained herein (the receipt and sufficiency whereof are hereby acknowledged), hereby agree to the following modifications of the Agreement:

     1. All references to capitalized terms contained herein which are not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement.

     2. Section 7 of the Agreement is hereby amended by changing the heading to "DEFINITION." and by deleting the first and third paragraphs so that the only language remaining relates to the definition of "Change in Control."

     3. Except as specifically amended by this Amendment, all provisions of the Agreement shall remain in full force and effect. This Amendment shall govern in the event that there is a conflict between the Agreement and this Amendment.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year first above written.

                                       PSICOR, INC.


                                       By:____________________________________
                                          Name:
                                          Title:


                                       _______________________________________